Exhibit 10.14

EXECUTION VERSION

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), made this 23rd day of November, 2016 is entered into by Surface Oncology, Inc., a Delaware corporation (the “Company”), and Daniel S. Lynch (the “Executive”).

INTRODUCTION

The Company and the Executive desire to establish the terms and conditions of the Executive’s employment with the Company. In consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

1. Services. The Executive agrees to be employed by the Company, serving in a senior management role and performing such duties as may be reasonably requested from time to time by the Company, such duties to be performed at such times and places as shall be mutually agreed to by the Company and the Executive. The Executive shall dedicate twenty percent (20%) of his professional time to the Company. The Company agrees to cause the Executive to be elected to the Board of Directors of the Company (the “Board”) as Executive Chairman and Chairman of the Board, and Executive agrees to serve in such capacities. The Executive shall serve on the Board until such time as this Agreement shall terminate pursuant to Section 4 herein, at which time the Executive shall resign from the Board and from all positions as an officer or director of the Company, unless the Board of Directors of the Company determines, in its sole discretion, to have the Executive continue to serve as a member of the Board notwithstanding termination of this Agreement.

2. Term. This Agreement shall commence on the date hereof and shall continue until the Executive’s employment with the Company is terminated in accordance with the provisions of Section 4, whereupon this Agreement shall terminate (such period, the “Employment Period”).

3. Compensation.

3.1 Salary/Bonus. During the Employment Period, the Company shall pay to the Executive a salary of $12,500 per month ($150,000 on an annual basis (the “Base Compensation”)), payable in accordance with the Company’s normal payroll practices for its executives. Payment for any partial month during the Employment Period shall be prorated. In addition, the Executive will be eligible to receive an annual performance bonus of up to twenty-five percent (25%) of the Base Compensation, as determined by the Board using for such determination the same method used by the Board in determining the annual performance bonus of the Company’s Chief Executive Officer. Each annual performance bonus, if earned, shall be paid to the Executive no later than March 15th of the calendar year immediately following the calendar year for which such bonus was earned. The Executive must be an employee of the Company on September 30th of the applicable bonus year to earn any part of that bonus and, in the event that the Executive is not an employee of the Company through the last day of the applicable bonus year, the amount of such bonus shall be pro-rated based on the number of days in such bonus year that the Executive was employed by the Company.

3.2 Equity.

(a) Initial Equity Grant. As soon as practicable after entering into this Agreement, the Company shall grant the Executive an stock option which, to the extent permitted by law, shall be an incentive stock option (the “Initial Option”) under the Company’s 2014 Stock Option and Incentive Plan (the “Plan”) for the purchase of 743,368 shares of common stock of the Company (the “Initial Shares”) at a per share purchase price equal to the fair market value, as determined by the Board, on the date of the grant. The Company hereby represents and warrants that the Initial Shares represent a one and one half percent (1.5%) ownership interest in the Company as of the date hereof (based on the number of shares of common stock of the Company outstanding, assuming the exercise of all outstanding options, warrants and other rights to purchase capital stock of the Company and the conversion of all securities convertible into common stock of the Company). Subject to the acceleration provisions set forth in Sections 3.2(c) and 3.5, the Initial Option will vest, starting on the date hereof (the “Vesting Commencement Date”), at the rate of 2.0833% for each consecutive month that the Executive continues to be employed by the Company until the date that is four (4) full years after the Vesting Commencement Date, at which time the Initial Option will be fully vested.

(b) Additional Equity Grants. In addition, for so long as the Executive continues to be employed by the Company, subject to the determination of the Board and the Executive’s performance of his obligations hereunder, the Company shall from time to time, including, but not limited to, at such times as the Company considers the grant of equity awards to any of the Company’s senior executives, consider the grant to the Executive of additional stock options (the “Additional Options”) for the purchase of additional shares of common stock of the Company (the “Additional Shares”).

(c) Acceleration Upon a Sale. Notwithstanding the vesting schedules of the Initial Option and any Additional Options, upon a Deemed Liquidation Event (as defined in the Company’s amended and restated certificate of incorporation, provided in no event shall an IPO, a financing event that does not result in the distribution of proceeds to the Company’s stockholders or a wind-down be a Deemed Liquidation Event for purposes of this Agreement), of the Company, the vesting schedule of the Initial Option and any Additional Options shall be accelerated in full and the Initial Option and any Additional Options shall be immediately exercisable for the purchase of all or any portion of the full number of Initial Shares and the full number of Additional Shares.

3.3 Expenses. The Company shall reimburse the Executive for all reasonable documented out of pocket expenses incurred or paid by the Executive in connection with, or related to, the performance of his duties under this Agreement, including Executive’s travel and lodging expenses and Executive’s administrative support expenses; provided, however, (x) for such expenses as may also be reasonably related to the Executive’s performance of services for a third party, the Company shall only be obligated to reimburse the Executive for such expenses in an amount based on the Executive’s pro rata time commitments to the Company as compared to any third parties in connection with such expense and (y) the maximum amount of the Executive’s administrative support expenses that the Company shall be required to reimburse shall be $5,000 per year. The Executive shall submit to the Company documentation, expense statements and other supporting evidence as the Company may reasonably request from the Executive and an itemized monthly statement of such expenses incurred in the previous month. The Company shall pay to the Executive amounts shown on each such statement within thirty (30) days after receipt thereof. The Company shall pay the reasonable and documented fees and expenses of Wilmer Cutler Pickering Hale and Dorr LLP, counsel for the Executive, incurred in connection with the preparation and negotiation of this Agreement, not to exceed $7,500. All reimbursements provided under this Agreement shall be made in accordance with the requirements of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986 and any successor statute, regulation and guidance thereto (the “Code”), including, where applicable, the requirement that: (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year; (iii) the reimbursement of an eligible expense shall be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

3.4 Benefits. The Executive and the members of his immediate family shall be entitled to participate in all health and dental benefit programs that the Company establishes and makes available to its employees, and all other benefit programs that the Company establishes and makes available to its employees, if any, each in case to the extent that Executive’s position, tenure, salary, age, health and other qualifications make him eligible to participate, subject to the terms of such plans. In the event that (x) the Executive is not eligible to participate in all health benefit programs that the Company establishes and makes available to its employees and (y) the Executive does not have comparable coverage under a plan or plans of other employers, the Company shall pay to the Executive a monthly cash payment in an amount equal to twenty percent (20%) of the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive was a full-time employee and eligible to participate in such health benefit program.

3.5 Severance and Vesting Acceleration.

(a) In the event that (i) the Company terminates the Executive’s employment hereunder without Cause (as defined below) or (ii) the Executive terminates his employment hereunder for Good Reason (as defined below), if the Executive enters into a valid and irrevocable release of all claims against the Company and all related persons and entities in the form substantially similar to the form attached hereto as Exhibit A (the “Release”) and such Release becomes irrevocable within 60 days following the termination of the Executive’s employment hereunder, then upon the Effective Date (as defined in the Release) (or if later, upon the date of the Executive’s “separation from service” as defined in Section 409A of the Code), and Executive complies with his continuing obligations pursuant to Section 6, (x) the Executive shall be entitled to the salary that would have been payable to the Executive pursuant to Section 3.1 during the Post Termination Period, and (y) the portion of the Initial Option and any Additional Options that would have vested during the Post Termination Period if this Agreement was not so terminated shall immediately vest.

(b) For purposes of this Agreement, “Post Termination Period” shall mean a period immediately following the effective date of the termination of this Agreement of twelve (12) successive months.

(c) For purposes of this Agreement, “Cause” means: (i) that (x) the Executive has willfully and intentionally failed to substantially perform his reasonably assigned duties for the Company, as reasonably assigned by the Board or its designee, or to follow the applicable material policies or procedures of the Company in effect from time to time and such non-performance, failure or breach continues for a period of ten (10) business days following written notice by the Company to the Executive of such failure, (y) the Executive has engaged in an act of material dishonesty, fraud or willful misconduct in connection with the Executive’s duties hereunder or in dealings with the Company or knowing engagement in conduct which reasonably would be expected to be materially detrimental or injurious (monetarily or otherwise) to the Company, or (z) the Executive’s breach of any material provision of this Agreement or any other agreement by and between the Executive and the Company, which breach is not cured within ten (10) business days following written notice by the Company to the Executive of such breach; or (ii) the conviction of the Executive of, or the entry of a pleading of guilty or nolo contendere by the Executive to, any felony, other than automobile violations.

(d) For purposes of this Agreement, “Good Reason” shall mean that the Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events: (i) reduction of Executive’s base salary without Executive’s prior written consent; (ii) material diminution in Executive’s duties, responsibilities and authorities with the Company, without Executive’s prior written consent; (iii) relocation of the Company’s offices more than 50 miles away from the current location without Executive’s prior written consent; or (iv) any material breach by the Company or any successor thereto of this Agreement. “Good Reason Process” shall mean that (i) Executive has reasonably determined in good faith that a “Good Reason” condition has occurred; (ii) Executive has notified the Company in writing of the first occurrence of the Good Reason condition within 90 days of the first occurrence of such condition; (iii) Executive has cooperated in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) Executive terminates Executive’s employment within 30 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

3.6 Withholding. All salary, bonus and other compensation payable to the Executive shall be subject to applicable withholding taxes.

4. Termination. The Executive’s employment under this Agreement may be terminated by either the Company or the Executive upon written notice to the other party provided, however, the Executive may terminate the Executive’s employment under this Agreement for Good Reason, in accordance with the notice provisions provided under Section 3.5(d). In the event of any termination of this Agreement, the Executive shall be entitled to payment hereunder and for expenses paid or incurred prior to the effective date of termination. For the avoidance of doubt, if (i) the Company terminates the Executive’s service for Cause, or (ii) the Executive terminates his service for any reason (except for Good Reason), then in each case the Executive shall not be entitled to any severance or accelerated vesting as set forth in Section 3.5.

5. Cooperation. The Company shall provide such access to its information and property as may be reasonably required in order to permit the Executive to perform his obligations hereunder. The Executive shall cooperate with the Company’s personnel, shall not interfere with the conduct of the Company’s business and shall observe all rules, regulations and security requirements of the Company concerning the safety of persons and property.

6. Proprietary Information and Inventions.

6.1 Proprietary Information.

(a) The Executive acknowledges that his relationship with the Company is one of high trust and confidence and that in the course of his employment with the Company he will have access to and contact with Proprietary Information. The Executive shall not disclose any Proprietary Information to any person or entity other than employees, officers, directors, lawyers, accountants and consultants of the Company or use the same for any purposes (other than in the performance of his duties as an employee or director of the Company) without written approval by an officer of the Company, either during or after the Employment Period, unless and until such Proprietary Information has become public knowledge without fault by the Executive.

(b) For purposes of this Agreement, Proprietary Information shall mean, by way of illustration and not limitation, all information, whether or not in writing, whether or not patentable and whether or not copyrightable, of a private, secret or confidential nature, owned, possessed or used by the Company, concerning the Company’s business, business relationships or financial affairs, including, without limitation, any Invention, formula, vendor information, customer information, apparatus, equipment, trade secret, process, research, report, technical or research data, clinical data, know-how, computer program, software, software documentation, hardware design, technology, product, processes, methods, techniques, formulas, compounds, projects, developments, marketing or business plan, forecast, unpublished financial statement, budget, license, price, cost, customer, supplier or personnel information or employee list that is communicated to, learned of, developed or otherwise acquired by the Executive in the course of performing his duties as an employee of the Company.

(c) The Executive’s obligations under this Section 6.1 shall not apply to any information that (i) is or becomes known to the general public under circumstances involving no breach by the Executive or others of the terms of this Section 6.1, (ii) is generally disclosed to third parties by the Company without restriction on such third parties, or (iii) is approved for release by written authorization of an officer of the Company.

(d) The Executive agrees that all files, documents, letters, memoranda, reports, records, data sketches, drawings, models, laboratory notebooks, program listings, computer equipment or devices, computer programs or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Executive or others, which shall come into his custody or possession, shall be and are the exclusive property of the Company to be used by the Executive only in the performance of his duties for the Company and shall not be copied or removed from the Company premises except in the pursuit of the business of the Company. All such materials or copies thereof and all tangible property of the Company in the custody or possession of the Executive shall be delivered to the Company, upon the earlier of (i) a request by the Company or (ii) the termination of this Agreement. After such delivery, the Executive shall not retain any such materials or copies thereof or any such tangible property.

(e) The Executive agrees that his obligation not to disclose or to use information and materials of the types set forth in paragraphs (b) and (d) above, and his obligation to return materials and tangible property set forth in paragraph (d) above extends to such types of information, materials and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Executive.

(f) The Executive acknowledges that the Company from time to time may have agreements with other persons or with the United States Government, or agencies thereof, that impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. The Executive agrees to be bound by all such obligations and restrictions that are known to him and to take all action necessary to discharge the obligations of the Company under such agreements.

(g) Pursuant to the federal Defend Trade Secrets Act of 2016, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, nothing in this Agreement shall be interpreted or applied to prohibit Executive from making any good faith report to any governmental agency or other governmental entity concerning any acts or omissions that Executive believes to constitute a possible violation of federal or state law or making other disclosures that are protected under the whistleblower provisions of applicable federal or state law or regulation.

6.2 Inventions.

(a) All inventions, creations, discoveries, computer programs, data, developments, technology, designs, innovations and improvements (whether or not patentable and whether or not copyrightable) which are made, conceived, reduced to practice, created, written, designed or developed by the Executive, solely or jointly with others or under his direction and whether during normal business hours or otherwise, (i) during the Employment Period if made, conceived, reduced to practice, created, written, designed or developed in the course of Executive’s performance of duties pursuant to this Agreement or (ii) during or after the Employment Period if resulting or directly derived from Proprietary Information (collectively under clauses (i) and (ii), “Inventions”), shall be the sole property of the Company. The Executive hereby assigns and transfers and, to the extent any such assignment cannot be made at present, will assign and transfer, to the Company all Inventions and any and all related patents, copyrights, trademarks, trade names, and other industrial and intellectual property rights and applications therefor, in the United States and elsewhere and appoints any officer of the Company as his duly authorized attorney to execute, file, prosecute and protect the same before any government agency, court or authority. However, this paragraph shall not apply to Inventions which do not relate to the business or research and development conducted or planned to be conducted by the Company at the time such Invention is created, made, conceived or reduced to practice and which are made and conceived by the Executive not during normal working hours, not on the Company’s premises and not using the Company’s tools, devices, equipment or Proprietary Information.

(b) Upon the request of the Company and at the Company’s expense, the Executive shall execute such further assignments, documents and other instruments as may be necessary or desirable to fully and completely assign all Inventions to the Company and to assist the Company in applying for, obtaining and enforcing patents or copyrights or other rights in the United States and in any foreign country with respect to any Invention. The Executive also hereby waives all claims to moral rights in any Inventions.

(c) The Executive shall promptly disclose to the Company all Inventions and shall maintain adequate and current written records (in the form of notes, sketches, drawings and as may be specified by the Company) to document the conception and/or first actual reduction to practice of any Invention. Such written records shall be available to and remain the sole property of the Company at all times.

6.3 Non-Competition and Non-Solicitation.

(a) In order to protect the Company’s confidential information, Inventions and good will, during the Employment Period and for a period of one (1) year following the termination of the Executive’s employment for any reason (the “Restricted Period”), the Executive will not directly or indirectly, whether as owner, partner, shareholder, director, manager, consultant, agent, employee, co-venturer or otherwise, engage or participate in any business activity (“Activities”) anywhere in the United States that develops, manufactures or markets any products that are directed to the same molecular targets as any products that are under development or that are the subject of active planning at any time during the Executive’s employment with the Company (“Field”); provided that this shall not prohibit any possible investment in publicly traded stock of a company representing less than one percent of the stock of such company. Notwithstanding the immediately preceding sentence, if (x) after the time the Executive begins performing Activities for a third party, the Executive learns that such third party is engaged in the development, manufacture or marketing of one or more products in the Field and (y) the Executive is permitted by such third party to disclose the third party’s identity and the specific molecular target of such product or products to the Company, the Executive shall promptly thereafter disclose the identity of such third party and such specific molecular target. Alternatively, if the Executive is not permitted by such third party to disclose the identity of such third party or the specific molecular target of such product or products to the Company, the Executive shall promptly notify the Company that he is engaged in Activities for a third party engaged in the development, manufacture or marketing of one or more products in the Field (without disclosing the Third Party’s identity or the specific molecular target of such product or products). In either such case, the Company may as a result of such disclosure elect to terminate this Agreement pursuant to Section 4, such termination by the Company to be deemed to have been made without Cause. For the avoidance of doubt, this Section 6.3 shall not prevent the Executive’s employment by a business entity that develops, manufactures or markets any products that are directed to the same molecular targets as any products that are under development or that are the subject of active planning at any time during the Employment Period, provided that the Executive does not engage or participate in any business activity that directly supports such development, manufacture or marketing.

(b) In addition, during the Restricted Period, the Executive will not, directly or indirectly, in any manner, other than for the benefit of the Company, (a) call upon, solicit, divert, take away, accept or conduct any business from or with any of the customers or prospective customers of the Company or any of its suppliers, and/or (b) unless the Company consents in writing (such consent not be unreasonably withheld), solicit, entice, attempt to persuade any other employee or consultant of the Company to leave the Company for any reason or otherwise participate in or facilitate the hire, directly or through another entity, of any person who is employed or engaged by the Company or who was employed or engaged by the Company within six months of any attempt to hire such person. The Executive acknowledges and agrees that if he violates any of the provisions of this paragraph 6.3, the running of the Restricted Period will be extended by the time during which the Executive engages in such violation(s).

7. Other Agreements. The Executive represents that his performance of all the terms of this Agreement and the performance of his duties as an employee of the Company do not and will not breach any agreement with any third party to which the Executive is a party (including, without limitation, any nondisclosure or non-competition agreement), and that the Executive will not disclose to the Company or induce the Company to use any trade secrets, confidential or proprietary information or material belonging to any current or previous employer or others.

8. Non-Exclusivity. Except as set forth in Section 6.3, the Executive retains the right to be employed by other companies and to contract with other companies or entities for his consulting services without restriction.

9. Remedies. The Executive acknowledges that any breach of the provisions of Section 6 of this Agreement shall result in serious and irreparable injury to the Company for which the Company cannot be adequately compensated by monetary damages alone. The Executive agrees, therefore, that, in addition to any other remedy it may have, the Company shall be entitled to enforce the specific performance of this Agreement by the Executive and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without the necessity of proving actual damages or posting a bond.

10. Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or three days after deposit in the United States Post Office, by registered or certified mail (return receipt requested), postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 10.

11. Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

12. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

13. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.

14. Non-Assignability of Contract. This Agreement is personal to the Executive and the Executive shall not have the right to assign any of his rights or delegate any of his duties without the express written consent of the Company. Any non-consented-to assignment or delegation, whether express or implied or by operation of law, shall be void and shall constitute a breach and a default by the Executive.

15. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any other jurisdiction.

16. Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and assigns, including any entity with which, or into which, the Company may be merged or consolidated or which may succeed to its assets or business, provided, however, that the obligations of the Executive are personal and shall not be assigned by him.

17. Interpretation. If any restriction set forth in Section 6 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

18. Survival. Section 3.5 and Sections 4 through 20 shall survive the expiration or termination of this Agreement.

19. Section 409A.

19.1 To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of service, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

19.2 The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

19.3 The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

20. Miscellaneous.

20.1 No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. No waiver of any term or condition of this Agreement shall be valid or binding on either Party unless the same shall be been mutually assented to in writing by both Parties. The failure of either Party to enforce at any time any of the provisions of this Agreement, or the failure to require at any time performance by the other Party of any of the provisions of this Agreement, shall in no way be construed to be a present or future waiver of such provisions, nor in any way affect the right of either Party to enforce each and every such provision thereafter. The express waiver by either Party of any provision, condition or requirement of this Agreement shall not constitute a waiver of any future obligation to comply with such provision, condition or requirement.

20.2 The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

20.3 In the event that any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

SURFACE ONCOLOGY, INC.

By:	/s/ Detlev Biniszkiewicz
Name: Detlev Biniszkiewicz
Title: President and CEO

EXECUTIVE

/s/ Daniel Lynch
Daniel S. Lynch

Signature Page to Employment Agreement

Exhibit A

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is made by and between Daniel S. Lynch (“Executive”) and Surface Oncology, Inc. (the “Company”) (collectively, referred to as the “Parties” or individually referred to as a “Party”).

WHEREAS, the Parties have previously entered into that certain Employment Agreement, dated as of November [__], 2016 (the “Employment Agreement”); and

WHEREAS, in connection with the termination of the Employment Agreement, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Executive may have against the Company and any of the Releasees (as defined below) arising out of or related to the Executive’s provision of services to or termination of employment with the Company or its subsidiaries or affiliates or the termination of the Employment Agreement (the “Employment Relationship”) but, for the avoidance of doubt, nothing herein will be deemed to release any rights or remedies in connection with amounts owed to, or vested benefits for, the Executive (or his immediate family members) under Sections 3.1, 3.3 and 3.4 of the Employment Agreement through the effective date of termination thereof, the Executive’s ownership of vested equity securities of the Company, the Executive’s right to indemnification by the Company or any of its affiliates pursuant to contract or applicable law or Directors’ and Officers’ insurance, or the Executive’s rights to payments under this Agreement (collectively, the “Retained Claims”).

NOW, THEREFORE, in consideration of the payment to the Executive of the compensation and benefits described in Section 3.5(a) of the Employment Agreement (the “Termination Payments”), which, pursuant to the Employment Agreement, are conditioned on the Executive’s execution and non-revocation of this Agreement, and in consideration of the mutual promises made herein, the Company and the Executive hereby agree as follows:

1. Severance Payments. The Company agrees to provide the Executive with the Termination Payments, payable at the times set forth in, and subject to the terms and conditions of, the Employment Agreement.

2. Release of Claims. The Executive agrees that, other than with respect to the Retained Claims, the foregoing consideration represents settlement in full of all outstanding obligations owed to the Executive by the Company, any of its direct or indirect subsidiaries and affiliates, and any of its or their current and former officers, directors, equity holders, managers, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries and predecessor and successor corporations and assigns (collectively, the “Releasees”) arising out of or related to the Employment Relationship and any prior employment relationship. The Executive, on his own behalf and on behalf of the Executive’s heirs, family members, executors, agents, successors and assigns, other than with respect to the Retained Claims, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that the Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement (as defined in Section 7 below) and arising out of or related to the Employment Relationship and any prior employment relationship between the Company and the Executive, including, without limitation, to the extent arising out of or related to the Employment Relationship or any such prior employment relationship:

(a) any and all claims relating to, or arising from, the Executive’s right to purchase, or actual purchase of any shares of stock or other equity interests of the Company or any of its affiliates, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(b) any and all claims for wrongful dismissal or discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

(c) any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the Massachusetts Fair Employment Practices Act; the Massachusetts Civil Rights Act; the Massachusetts Equal Rights Act; the Massachusetts Labor and Industries Act; the Massachusetts Privacy Act; and the Massachusetts Maternity Leave Act, all as amended;

(d) any and all claims for violation of the federal or any state constitution;

(e) any and all claims arising out of any other laws and regulations relating to employment, the provision of consulting services or employment discrimination;

(f) any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by the Executive as a result of this Agreement; and

(g) any and all claims for compensatory damages, punitive damages, injunctive relief, attorneys’ fees and costs.

The Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not release claims that cannot be released as a matter of law, including, but not limited to, the Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment or consulting service, against the Company (with the understanding that the Executive’s release of claims herein bars the Executive from recovering monetary relief from the Company or any Releasee), claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA, claims to any benefit entitlements vested as of the date of termination of the Employment Relationship, pursuant to the written terms of any benefit plan of the Company or its affiliates and the Executive’s rights under applicable law, and any Retained Claims.

3. Acknowledgment of Waiver of Claims under ADEA. The Executive understands and acknowledges that the Executive is waiving and releasing any rights the Executive may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. The Executive understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. The Executive understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which the Executive was already entitled. The Executive further understands and acknowledges that the Executive has been advised by this writing that: (a) the Executive should consult with an attorney prior to executing this Agreement; (b) the Executive has 21 days within which to consider this Agreement; (c) the Executive has 7 days following the Executive’s execution of this Agreement to revoke this Agreement pursuant to written notice to the Secretary of the Company; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes the Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event the Executive signs this Agreement and returns it to the Company in less than the 21 day period identified above, the Executive hereby acknowledges that the Executive has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.

4. Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

5. No Oral Modification. This Agreement may only be amended in a writing signed by the Executive and a duly authorized officer of the Company.

6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any other jurisdiction.

7. Effective Date. If the Executive has attained or is over the age of 40 as of the date of the Executive’s termination of services, then the Executive has seven days after the Executive signs this Agreement to revoke it and this Agreement will become effective on the eighth day after the Executive signed this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Effective Date”). If the Executive has not attained the age of 40 as of the date of the Executive’s termination of services, then the “Effective Date” shall be the date on which the Executive signs this Agreement.

8. Voluntary Execution of Agreement. The Executive understands and agrees that the Executive executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of the Executive’s claims as set forth above against the Company and any of the other Releasees arising out of or related to the Employment Relationship and any prior employment relationship. The Executive acknowledges that: (a) the Executive has read this Agreement; (b) the Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement; (c) the Executive has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of the Executive’s own choice or has elected not to retain legal counsel; (d) the Executive understands the terms and consequences of this Agreement and of the releases it contains; and (e) the Executive is fully aware of the legal and binding effect of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

EXECUTIVE

Dated:

Daniel S. Lynch

COMPANY

SURFACE ONCOLOGY, INC.

Dated:	By:
Name:
Title: